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ECHLIN INC.       [LOGO]                                               EXHIBIT 5

100 Double Beach Road
Branford, CT  06405





                                                              April 9, 1997



Echlin Inc.
100 Double Beach Road
Branford, CT  06405

Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock, one dollar ($1.00) par value, of Echlin Inc., a Connecticut corporation ("Echlin"), to be offered pursuant to Echlin's Performance Unit Plan, I have examined such corporate records and other documents, including the registration statement on Form S-8, to be filed with the Securities and Exchange Commission, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Based on such examination, I advise you that in my opinion:

         1. Echlin is a corporation duly organized and existing under the laws of the State of Connecticut.

         2. All necessary corporate action on the part of Echlin has been taken to authorize the registration of shares of common stock by Echlin, and when issued as contemplated in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,

                                                           /s/ Jon P. Leckerling
                                                  ------------------------------

                                                               Jon P. Leckerling

:jea